                                                                       EXHIBIT 2


                              SHAREHOLDER AGREEMENT

         SHAREHOLDER AGREEMENT, dated as of May 1, 1998, by and between EXCO Resources, Inc., a Texas corporation (the "Buyer"), and the shareholder listed on the signature page hereof (the "Shareholder").

         WHEREAS, the Shareholder, as of the date hereof, is the owner of the respective number of shares of (i) Common Stock, par value $0.01 per share (the "Gladstone Common Stock"), of Gladstone Resources, Inc., a Washington corporation ("Gladstone"), (the "Gladstone Shares") set forth below the name of the Shareholder on the signature page hereof;

         WHEREAS, in reliance in part upon the execution and delivery of this Agreement, the Buyer will enter into an Agreement and Plan of Merger, dated of even date herewith, a copy of which has previously been delivered to Shareholder and the receipt of which Shareholder hereby acknowledges (the "Merger Agreement;" capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), with Gladstone which provides that, among other things, upon the terms and subject to the conditions thereof Gladstone will be merged with and into Buyer (the "Merger"), as provided in the Merger Agreement;

         WHEREAS, in reliance upon the execution and delivery of this Agreement, the Buyer will enter into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), with E. B. Brooks, Jr.("Brooks") pursuant to which Brooks has granted to the Buyer an option to acquire shares of Gladstone; and

         WHEREAS, to induce the Buyer to enter into the Merger Agreement and the Stock Option Agreement and to incur the obligations set forth therein, the Shareholder is entering into this Agreement pursuant to which the Shareholder agrees to vote in favor of the Merger and certain other matters as set forth herein upon the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Voting of Shares; Irrevocable Proxy.

         The Shareholder agrees that until the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement (the earliest of such dates being hereinafter referred to as the "Expiration Date"), the Shareholder shall vote all Gladstone Shares owned by the Shareholder at any meetings of Gladstone's shareholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, take action by written consent (x) for adoption of the Merger Agreement and in favor of the Merger and any other transaction contemplated by the Merger Agreement, as such Merger Agreement may be modified or amended from time to time (but not to reduce the consideration to be received by the Shareholder for her shares of Gladstone Common Stock, and (y) against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any
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Acquisition Proposal (as hereinafter defined) other than the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

         In the event that the Shareholder shall fail to comply with the provisions of this Section 1 (as determined by the Buyer in good faith), the Shareholder hereby agrees that such failure shall result, without any further action by the Shareholder, in the irrevocable appointment of the Buyer, until the Expiration Date, as his attorney-in-fact and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Gladstone which the Shareholder is entitled to vote at any meeting of shareholders (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1 above. THE SHAREHOLDER ACKNOWLEDGES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND CONSTITUTES, AMONG OTHER THINGS, AN INDUCEMENT FOR THE BUYER TO ENTER INTO THE MERGER AGREEMENT, IS IRREVOCABLE AND SHALL NOT BE TERMINATED BY OPERATION OF LAW UPON THE OCCURRENCE OF ANY EVENT, INCLUDING, WITHOUT LIMITATION, THE DEATH OR INCAPACITY OF THE SHAREHOLDER.

Section 2.  Covenants of the Shareholder.

         The Shareholder covenants and agrees for the benefit of the Buyer that, until the Expiration Date, she:

                  (a) will not sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of (any one or more of which, a "Transfer"), any of the Gladstone Shares owned by her unless, in connection with such Transfer, the transferee executes a counterpart of this Agreement agreeing to be bound by the terms hereof;

                  (b) will, other than as expressly contemplated by this Agreement, not grant any powers of attorney or proxies or consents in respect of any of the Gladstone Shares owned by her, deposit any of the Gladstone Shares owned by her into a voting trust, enter into a voting agreement with respect to any of the Gladstone Shares owned by her or otherwise restrict the ability of the holder of any of the Gladstone Shares owned by her to freely exercise all voting rights with respect thereto;

                  (c) will not cause Gladstone to take any action or (ii) consent to Gladstone taking any action, prohibited by Section 7.1 of the Merger Agreement;



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                  (d) will not knowingly take any action whatsoever that, based on advice from the Buyer's auditors, would prevent the Merger from qualifying for "pooling of interests" accounting treatment;

                  (e) will use her reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement;

                  (f) will not exercise any appraisal or dissenter's rights, if any, with respect to the Gladstone Shares;

                  (g) will cooperate in all respects with Buyer in the preparation of proxy materials to be filed with the Securities and Exchange Commission (the "SEC") and any state securities authorities as contemplated by the Merger Agreement, including, without limitation, providing all data and information that Buyer shall deem necessary for said filings and as shall be required by the Securities Act and the Exchange Act. Any information supplied by Shareholder specifically for use in the preparation of and inclusion in proxy materials shall not, at the date such proxy materials (or any amendment thereof or supplement thereto) are filed with the SEC, at the time of the Gladstone Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Shareholder should be discovered by Shareholder which renders the information previously provided by Shareholder specifically for use in the preparation of and inclusion in the proxy materials inaccurate in any material respect, Shareholder shall promptly inform Buyer in writing;

                  (h) at Closing Shareholder shall deliver to Buyer: (i) a release of all claims Shareholder may have against Buyer or Gladstone (except for claims arising out of this Agreement, the Merger Agreement and other agreements, certificates and documents entered into pursuant to the Merger Agreement) and (ii) a certificate signed by Shareholder confirming the accuracy of the representations made by Shareholder in this Agreement as if such representations were made at the Closing Date; and

Section 3.  Covenants of the Buyer.

         The Buyer covenants and agrees for the benefit of the Shareholder that
(a) immediately upon execution of this Agreement, the Buyer shall enter, and cause Gladstone to enter, into the Merger Agreement, and (b) until the Expiration Date, it shall use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement.


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Section 4.  Representations and Warranties of the Shareholder.

         The Shareholder represents and warrants to the Buyer that: (a) the execution, delivery and performance by the Shareholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach or a default any contract, commitment or other obligations (written or oral) to which the Shareholder is bound; (b) this Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws relating to and affecting creditors' rights generally and equitable remedies; (c) other than as set forth herein; the Shareholder has not entered into an irrevocable proxy with respect to the Gladstone Shares; (d) as of the date hereof, she is, and at the Closing Date (as defined in the Merger Agreement) she will be, the sole beneficial owner of the number of shares of Gladstone Common Stock shown below her name on the signature page hereto; (e) the Shareholder has the power, authority and legal capacity to execute and deliver this Agreement and perform her obligations under this Agreement; and (f) as of the date hereof, there are, and at the Closing Date there will be, no actions, suits or proceedings pending or threatened involving the ownership by her of her Gladstone Shares or her ability to execute and deliver this Agreement.

         The representations and warranties contained herein shall be made as of the date hereof and as of the Closing Date (as defined in the Merger Agreement) and Shareholder shall deliver a certificate to that effect at Closing.

Section 5.  Adjustments; Additional Shares.

         In the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Gladstone on, of or affecting the Gladstone Shares of the Shareholder, or (b) the Shareholder shall acquire voting rights with respect to any additional shares of Gladstone Common Stock or other securities of Gladstone, including any securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock held by the Shareholder immediately following the effectiveness of the events described in clause (a) or the Shareholder becoming the beneficial owner thereof, as described in clause (b), as though they were Gladstone Shares hereunder. As soon as practicable after the receipt of such other capital stock or securities, the Shareholder shall surrender to Gladstone, as the case may be, all certificates or instruments representing such for the purpose of affixing the legend set forth in Section 22 hereof.

Section 6.  Actions After Closing Date.

         Shareholders and Buyer shall cooperate with one another in good faith in connection with the defense by either of any suit, action, claim or proceeding, or in connection with an audit or request for information by any taxing authority, arising out of or relating to the conduct of Gladstone's business prior to or after the Closing. Such cooperation shall include, at the expense of the requesting party, supplying such factual and technical information as one party shall possess


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and another may reasonably require in connection with any such defense, audit or request for information or to respond to discovery proceedings in any such suit, action, claim or proceeding. No party, however, shall be required to cooperate if such cooperation would prejudice the rights of the party called upon to provide information.

Section 7.  Indemnities.

                  (a) Subject to the other provisions of this Section 7, the Shareholder agrees to defend, indemnify, and hold Buyer, its successors and assigns, and its respective officers, directors, shareholders, agents and employees, harmless from and against, and promptly reimburse them for any and all losses, expenses, damages, deficiencies, liabilities, payments, penalties, litigation, demands, defenses, judgments, proceedings, costs, obligations, settlement costs, and attorneys', accountants' and other professional advisors' fees (including costs of investigation and preparation) of any kind or nature whatsoever (collectively, "Losses"), directly or indirectly arising out of, resulting from, relating to or in connection with any breach of, inaccuracy in, or nonperformance of, any representation, warranty, covenant, or agreement of (i) Gladstone contained in the Merger Agreement or (ii) Shareholder contained in this Agreement. Shareholder is considered a direct indemnitor of Buyer and in no event shall Buyer be required to pursue any indemnity claim hereby against Gladstone or any other indemnitor.

                  (b) Subject to the other provisions of this Section 7, Buyer agrees to defend, indemnify, and hold Shareholder, her heirs, successors, assigns and agents, harmless from and against, and promptly reimburse her for, any and all Losses directly or indirectly arising out of, resulting from, relating to or in connection with any breach of, inaccuracy in, or nonperformance of, any representation, warranty, covenant, or agreement of Buyer contained in this Agreement or the Merger Agreement.

                  (c) Anything herein to the contrary notwithstanding, for purposes of the indemnity of Buyer by the Shareholder provided for in subsection (a) of this Section 7: (i) as to the Shareholder together with all of the other Gladstone shareholders executing an agreement similar to this Agreement combined (collectively the "Gladstone Shareholders"), the aggregate of all Losses that may be recovered against the Gladstone Shareholders pursuant to Section 7(a), together with all Losses that may be recovered against Gladstone under or pursuant to the Merger Agreement, shall not exceed $1,400,000 and such indemnity by the Gladstone Shareholders shall be applicable only to the extent the aggregate of all Losses exceed the sum of $100,000 (ii) the representations, warranties, covenants and agreements (other than those in Section 6, 7 (to the extent only that a claim for indemnity has been asserted by Buyer, by notice to the Shareholder prior to the first anniversary of the Closing Date), 8 and 10 through 21) of the Shareholder contained in this Agreement shall not survive past the first anniversary of the Closing Date; and (iii) the indemnity provided in subsection (a) of this Section 7, as hereinabove limited, shall be the sole remedy of Buyer against the Shareholder with respect to any breach, inaccuracy or nonperformance of any representation, warranty, covenant or agreement of the Shareholder contained in this Agreement, subject to Section 10 hereof.



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                  (d) Anything herein to the contrary notwithstanding, for
         purposes of the indemnity of Shareholder by Buyer provided for in subsection (b) of this Section 7: (i) as to all Gladstone Shareholders the aggregate of all Losses that may be recovered by the Gladstone Shareholders collectively pursuant to Section 7(b) shall not exceed $1,400,000, together with all Losses that may be recovered against Buyer under or pursuant to the Merger Agreement, and such indemnity by Buyer shall be applicable only to the extent the aggregate of all Losses exceed $100,000; (ii) the representations, warranties, covenants and agreements (other than those in Sections 6, 7 (to the extent only that a claim for indemnity has been asserted by a Shareholder, by notice to Buyer prior to the first anniversary of the Closing Date), 8, 9 and 10 through 21), of Buyer contained in this Agreement shall not survive past the first anniversary of the Closing Date; and (iii) the indemnity provided in subsection (b) of this Section 7, as hereinabove limited, shall be the sole remedy of Shareholder against Buyer with respect to any breach, inaccuracy or nonperformance of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, subject to Section 9 hereof.

                  (e) The defense of any indemnity claimed herein shall be governed as follows:

                           (i) If any of the persons entitled to indemnification
                  hereunder (the "Indemnitee") receives notice of any claim or commencement of any action or proceeding (an "Asserted Liability") with respect to which another person (the Indemnitor") is obligated to provide indemnification pursuant to this Section 7, the Indemnitee shall promptly notify the Indemnitor, describing the Asserted Liability in reasonable detail and indicating the amount (which may be estimated) of the loss, expense, damage, liability, or obligation that has been or may be asserted by the Indemnitee against the Indemnitor.

                           (ii) The failure of the Indemnitee to give such
                  notice shall not result in a loss of the Indemnitee's right to indemnification under this Section 7 unless such failure prejudices the Indemnitor's ability to defend against the Asserted Liability.

                           (iii) No settlement or compromise of an Asserted
                  Liability may be made by the Indemnitee without the written consent of the Indemnitor.

                           (iv) If the Indemnitor so elects, the Indemnitor, at
                  the Indemnitor's expense, shall assume the defense of the Asserted Liability and shall have the right to settle or compromise the same, except that if the Indemnitee (upon the advice of counsel) reasonably objects to such assumption on the ground that there may be legal defenses available to the Indemnitee that are different from or in addition to those available to the Indemnitor, then the Indemnitee shall have the right to employ separate counsel approved by the Indemnitor.

                           (v) If the Indemnitor assumes the defense of the
                  Asserted Liability, the Indemnitor shall not be liable for the fees and expenses of the Indemnitee's counsel incurred thereafter in connection with the Asserted Liability.



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                           (vi) In no event shall the Indemnitor be liable for
                  the fees and expenses of more than one counsel for any, some or all Indemnities in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, unless in the reasonable opinion of such counsel, there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two Indemnitees.

                  (f) THE INDEMNIFICATION PROVIDED IN THIS SECTION 7 SHALL BE APPLICABLE WHETHER OR NOT ANY NEGLIGENCE OF THE INDEMNITEE IS ALLEGED OR PROVEN. INDEMNITEE SHALL TAKE REASONABLE ACTIONS TO MITIGATE ANY DAMAGES UPON BECOMING AWARE OF ANY EVENT GIVING RISE TO A BREACH ON THE PART OF THE INDEMNITOR.

Section 8.  Transfer of Claims.

         Subject to and effective upon consummation of the Closing and the receipt in full of the consideration paid to the Shareholder under Section 3.1 of the Merger Agreement, the Shareholder hereby transfers to Buyer by virtue of her execution of this Agreement and without any further action or writing required, any and all claims and causes of action, whether actual, absolute, contingent or otherwise, the Shareholder might otherwise assert against Gladstone or Gladstone's officers, directors or representatives based on events occurring prior to the Closing Date, related directly or indirectly to Gladstone or the Shareholder's investment in Gladstone; provided, however, that Buyer hereby covenants not to sue upon, pursue or enforce any such claim or cause of action so transferred to Buyer and agrees not to transfer any such claim or cause of action.

Section 9.  Specific Performance.

         The Shareholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement and the Stock Option Agreement and that, without these agreements, the Buyer, would not enter into the Merger Agreement or the Stock Option Agreement, and acknowledges that damages may be an inadequate remedy for any breach by it of the provisions of this Agreement. Accordingly, the Shareholder and the Buyer each agree that the obligations of the parties hereunder shall be specifically enforceable and neither party shall take any action to impede the other from seeking to enforce such right of specific performance. Both parties further agree (a) that specific performance shall be the sole remedy for a breach under this Agreement for which damages are inadequate, and (b) to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provisions is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

Section 10.  Notices.

         All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by telecopy (receipt confirmed), overnight courier services (receipt confirmed), or by mail




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(registered or certified mail, postage prepaid, return receipt requested) to the
Shareholder at the address listed on the signature page hereof, and to the Buyer at 5735 Pineland Drive, Suite 235, Dallas, Texas 75231, Attention: President, facsimile number (214) 368-2087, or to such other address as any party may have furnished to the other in writing in accordance herewith.

Section 11.  Binding Effect.

         Upon execution and delivery of this Agreement by the Buyer and upon execution and delivery of agreements virtually identical in form and substance to this Agreement by the Buyer , this Agreement shall become effective as to the Shareholder at the time the Shareholder executes and delivers this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 12.  Assignment.

         The Buyer may, without the consent of the Shareholder, assign its rights hereunder to any direct or indirect wholly owned subsidiary of the Buyer, provided that any such assignment shall not affect the obligations of the Buyer hereunder.

Section 13.  Governing Law.

         THIS AGREEMENT IS MADE PURSUANT TO, WILL BE CONSTRUED UNDER, AND WILL BE CONCLUSIVELY DEEMED FOR ALL PURPOSES TO HAVE BEEN EXECUTED AND DELIVERED UNDER, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF THE LAW, EXCEPT TO THE EXTENT THAT WASHINGTON GENERAL CORPORATION LAW SHALL GOVERN THE INTERNAL AFFAIRS OF GLADSTONE. THE OBLIGATIONS AND UNDERTAKINGS OF EACH OF THE PARTIES TO THIS AGREEMENT SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

Section 14.  Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 15.  Effect of Headings.

         The section headings are for convenience only and shall not affect the construction hereof.

Section 16.  Additional Agreements; Further Assurance.

         Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Shareholder will provide the Buyer with all documents


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which may reasonably be requested by the Buyer and will take reasonable steps to enable the Buyer to obtain all rights and benefits it hereunder.

Section 17.  Amendment; Waiver.

         No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the Buyer and the Shareholder, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of waiver or a consent to departure therefrom.

Section 18.  Gender.

         Whenever required by the context of this Agreement, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

Section 19.  Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 20.  Entire Agreement.

         This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 21.  Choice of Forum; Consent to Service of Process.

         The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement or any agreement or obligation delivered in connection with this Agreement or any judgment entered by any court in respect thereof shall be brought in the Courts of the State of Texas, County of Dallas or in the United States District Court for the Northern District of Texas and each such party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding relating to this Agreement or any related agreement or obligation. The Shareholder hereby agrees that until the 2nd anniversary of the Closing Date of the Merger Agreement, service of all writs, process and summonses in any such suit, action or proceeding brought in the United State may be made upon CT Corporation System at its offices located at 350 North St. Paul Street, Dallas, Texas 75201 (or any subsequent address of CT




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

Corporation System), and Shareholder hereby irrevocably appoints CT Corporation System his true and lawful attorney-in-fact in his name, place and stead to accept such service of any and all writs, process and summonses, and agrees that the failure of CT Corporation System to give to Shareholder any notice of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Contemporaneously with any service upon CT Corporation System hereby, Buyer shall mail by certified or registered United States Mail, postage prepaid with return receipt requested, a copy of such writ, process or summons to Shareholder at the address shown on the signature page (or any other address provided by Shareholder to Buyer in writing). Buyer hereby agrees that notwithstanding any Federal or state rule of civil procedure to the contrary, any response of Shareholder to the initiation of such proceeding shall not be due prior to the 40th day following service upon CT Corporation System.

         Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any agreement or obligation delivered in connection with this Agreement, brought in the Courts of the State of Texas, County of Dallas or the United States District Court for the Northern District of Texas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 22.  Legend.

         As soon as practicable following the execution of this Agreement by Shareholder, Shareholder shall deliver to Gladstone, as the case may be, the Gladstone Shares held by Shareholder. Gladstone shall affix to each certificate the following legend:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER AGREEMENT (THE "SHAREHOLDER AGREEMENT") AND A STOCK OPTION AGREEMENT, EACH DATED May 1, 1998, BETWEEN THE HOLDER OF THESE SHARES AND EXCO RESOURCES, INC. A COPY OF THE SHAREHOLDER AGREEMENT IS ON FILE WITH THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES AND MAY BE OBTAINED BY REQUESTING SAME FROM THE CORPORATION'S SECRETARY AT 210 MEADOWS BUILDING < DALLAS, TEXAS 75206. THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ENCUMBERED, ASSIGNED, TENDERED OR OTHERWISE DISPOSED OF, OTHER THAN IN ACCORDANCE WITH THE SHAREHOLDER AGREEMENT. THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE THE SUBJECT OF AN IRREVOCABLE PROXY, COUPLED WITH AN INTEREST, GRANTED TO EXCO RESOURCES, INC.

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           IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                          EXCO Resources, INC.


                                          By: /s/ DOUGLAS H. MILLER
                                             -----------------------------------
                                                  Douglas H. Miller
                                                  Chief Executive Officer



Shareholder:

/s/ CAROL BRADY
-----------------------------------
Carol Brady
Address:  9703 Fitzroy Cir.
          Dallas, Tx 75238



Number of Gladstone Shares: 351,000


STATE OF TEXAS                      )
                                    )
COUNTY OF DALLAS                    )

         BEFORE ME, a Notary Public in and for the State of Texas, on this day personally appeared Carol Brady, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me under oath that he/she executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND and the seal of my office in Dallas County, Texas, this the 30th day of April, 1998.


                                     /s/ BARBARA MCCARLEY
                                    --------------------------------------------
                                    Notary Public in and for the State of Texas
My commission expires: 1/06/02
                       -------



                                                            [Notary Public Seal]

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